SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

COST PLUS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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COST PLUS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 19, 2003

To The Shareholders:

NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Shareholders (the “Annual Meeting”) of Cost Plus, Inc. (the “Company”), a California corporation, will be held on June 19, 2003 at 2:00 p.m., local time, at the Company’s corporate headquarters located at 200 4th Street, Oakland, California 94607, for the following purposes:

(1)	To elect the following directors to serve for the ensuing year and until their successors are elected: Murray H. Dashe, Joseph H. Coulombe, Barry J. Feld, Danny W. Gurr, Kim D. Robbins, Fredric M. Roberts and Thomas D. Willardson.

(2)	To ratify and approve the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending January 31, 2004.

(3)	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only shareholders of record at the close of business on April 30, 2003 are entitled to notice of and to vote at the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to mark, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the Annual Meeting may vote in person even if he or she returned a proxy.

By Order of the Board of Directors

Murray H. Dashe

Chairman of the Board, Chief Executive Officer

and President

Oakland, California

May 20, 2003

YOUR VOTE IS IMPORTANT

To assure your representation at the Annual Meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope, which requires no postage if mailed in the United States.

DIRECTIONS TO COST PLUS, INC.’S

CORPORATE HEADQUARTERS

Cost Plus, Inc.

200 4th Street

Oakland, California 94607

(510) 893-7300

Directions from San Francisco

Take the Bay Bridge to Interstate 580 East, to Interstate 980 (Downtown Oakland), which turns into Interstate 880, to Jackson Street. Exit Jackson Street and take a right onto Jackson Street and a left on Fourth Street. The corporate headquarters are located right on the corner.

Directions from Oakland Airport (and from the south)

Take Interstate 880 North to Oak Street Exit. Exit Oak Street and go straight ahead for two blocks and turn left on Jackson Street. Go two blocks and turn left on Fourth Street. The corporate headquarters are located right on the corner.

COST PLUS, INC.

ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

General

The enclosed Proxy is solicited on behalf of the Board of Directors of Cost Plus, Inc. (the “Company”) for use at the 2003 Annual Meeting of Shareholders (the “Annual Meeting”) to be held June 19, 2003 at 2:00 p.m., local time, or at any adjournment or postponement thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Company’s corporate headquarters located at 200 4th Street, Oakland, California 94607. The telephone number of the Company’s corporate headquarters is (510) 893-7300.

These proxy solicitation materials were mailed on or about May 20, 2003 to all shareholders entitled to vote at the Annual Meeting.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company, Attention: Jane L. Baughman, Inspector of Elections, a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. The mere presence at the Annual Meeting of the shareholder who has appointed a proxy will not revoke the prior appointment. If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the proxy card, or if no instructions are indicated, will be voted “FOR” the slate of directors described herein, “FOR” Proposal Two and, as to any other matter that may be properly brought before the Annual Meeting, in accordance with the judgment of the proxy holders.

Voting and Solicitation

Each shareholder is entitled to one vote for each share of Common Stock on all matters presented at the Annual Meeting. Shareholders do not have the right to cumulate their votes in the election of directors.

The seven nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote shall be elected as directors. On any other matter, the affirmative vote of a majority of the votes cast is required under California law for approval. For this purpose, the “votes cast” are defined under California law to be the shares of the Company’s Common Stock represented and voting in person or by proxy at the Annual Meeting. In addition, the affirmative votes must constitute at least a majority of the required quorum, which quorum is a majority of the shares outstanding on the record date for the meeting. Votes that are cast against a proposal will be counted for purposes of determining: (i) the presence or absence of a quorum; and (ii) the total number of votes cast with respect to the proposal. While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions in the counting of votes with respect to a proposal, the Company believes that abstentions should be counted for purposes of determining both: (i) the presence or absence of a quorum for the transaction of business; and (ii) the total number of votes cast with respect to the proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of votes cast with respect to a proposal. An automated system administered by the Company’s transfer agent tabulates the votes. Each proposal is tabulated separately.

This solicitation of proxies is made by the Company, and all related costs will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation, without payment of additional compensation, by directors, officers or regular employees of the Company. In addition, the Company has retained Georgeson Shareholder, to assist in the solicitation of proxies at an estimated fee of $6,500, plus reimbursement of reasonable out-of-pocket expenses.

Only shareholders of record at the close of business on April 30, 2003 are entitled to notice of and to vote at the Annual Meeting. As of April 30, 2003, 21,385,043 shares of the Company’s Common Stock were issued and outstanding.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

The Board of Directors of the Company currently consists of seven directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s seven nominees named below, all of whom are presently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until such person’s successor has been elected and qualified. Nominations of persons for election to the Board of Directors of the corporation may be made by any shareholder of the corporation entitled to vote in the election of directors at the meeting who complies with the notice procedures set forth in the Company’s Bylaws.

Required Vote

The seven nominees receiving the highest number of affirmative votes of the holders of the shares of the Company’s Common Stock represented in person or by proxy and entitled to vote on the proposal shall be elected to the Board of Directors. See “Voting and Solicitation” above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED BELOW.

The names of the nominees, their ages as of the date of this proxy statement and certain information about them are set forth below:

Name of Nominee	Age	Principal Occupation	Director Since
Joseph H. Coulombe	72	Independent Management Consultant	1995
Murray H. Dashe	60	Chairman, Chief Executive Officer and President of Cost Plus, Inc.	1997
Barry J. Feld	46	Chairman, Chief Executive Officer and President, PCA International, Inc.	2001
Danny W. Gurr	45	President, Quarto Holdings, Inc.	1995
Kim D. Robbins	57	Independent Management Consultant	1999
Fredric M. Roberts	60	President, F. M. Roberts and Company, Inc.	1999
Thomas D. Willardson	52	Independent Financial Consultant	1991

Except as set forth below, each of the nominees has been engaged in his or her principal occupation described above during the past five years. There is no family relationship between any director or executive officer of the Company.

Mr. Coulombe has served as a director of the Company since November 1995. Mr. Coulombe is an independent management consultant. From February 1995 to April 1995, Mr. Coulombe served as President and Chief Executive Officer of Sport Chalet, Inc., a sporting goods retailer. From February 1994 to January 1995, Mr. Coulombe served as Chief Executive Officer of Provigo Corp., a wholesale and retail grocer. From November 1992 to February 1994, Mr. Coulombe was an independent business consultant. From March 1992 to October 1992, Mr. Coulombe served as Executive Vice President of Pacific Enterprises, with principal responsibility for Thrifty Corporation, an operator of drug and sporting goods chain stores and also served as Co-Chairman of Thrifty Corporation. From June 1989 through March 1992, Mr. Coulombe served as an independent business consultant. Mr. Coulombe is the founder of Trader Joe’s, a specialty food grocery chain, and served as its Chief Executive Officer from 1957 to 1989.

Mr. Dashe joined the Company in June 1997 as Vice Chairman of the Board of Directors and was named President in September 1997 and Chairman of the Board of Directors and Chief Executive Officer in February 1998. From August 1992 to June 1997, he was Chief Operating Officer of Leslie’s Poolmart, Inc., a swimming pool supply retail chain and was a director of that company from August 1989 to November 1996. From May 1990 through August 1992, he was President and Chief Executive Officer of RogerSound Labs, a Southern California retailer of audio/video consumer electronics. From September 1985 through April 1990, Mr. Dashe held several positions with SILO, a consumer electronics and appliance retailer, including Regional President, Regional Vice President and Director of Stores. Previously, he was employed in an executive capacity by other retailers, including Allied Stores Corp. (now Federated Department Stores), where he served in a variety of positions of increasing responsibility, including Vice President/Director of Stores. Mr. Dashe serves as a director of Longs Drug Store Corporation and is a member of the Board of Trustees for Albright College in Reading, PA.

Mr. Feld has served as a director of the Company since February 2001. Mr. Feld is the President, Chief Executive Officer and Chairman of the Board of Directors of PCA International, Inc., the largest North American operator of portrait studios focused on serving the discount retail market. Prior to joining PCA International, Inc., in August 1999, Mr. Feld was President and Chief Operating Officer and a member of the Board of Directors of Vista Eyecare, Inc., a retail chain of approximately nine hundred vision centers operating throughout the continental United States and Mexico. Mr. Feld joined Vista Eyecare, Inc., as a result of an acquisition of New West Eyeworks, Inc. where he had been serving as President, Chief Executive Officer and a member of the Board of Directors. Vista Eyecare, Inc. filed for protection under Chapter 11 of the Federal Bankruptcy Act in April 2000. Prior to joining New West Eyeworks in May 1991, Mr. Feld was President of Frame-n-Lens Optical, Inc., which was the largest chain of retail optical stores in California.

Mr. Gurr has served as a director of the Company since November 1995. Mr. Gurr is serving as the President of Quarto Holdings, Inc., a leading international co-edition publisher. From April 1998 to July 2001, Mr. Gurr served as President of Dorling Kindersley Publishing Inc., a publisher of illustrated books, videos and multi-media products. From September 1991 to February 1998, Mr. Gurr served as President and Chief Executive Officer of Lauriat’s Books, Inc., an operator of various bookstore chains (“Lauriat’s Books”). From November 1995 until June 1997, Mr. Gurr served as President and Chief Executive Officer of Chadwick Miller, Inc., an importer and wholesaler of housewares and gifts. From September 1990 to September 1991, Mr. Gurr was Vice President of Publishing and Acquisition for the Outlet Book Company Division of Random House, Inc.

Ms. Robbins has served as a director of the Company since November 1999. Ms. Robbins is an independent management consultant. Ms. Robbins was the Director of Product Development for Jack Nadel, Inc., from 1997 to 2002, a direct response promotion agency specializing in creative marketing and merchandise solutions. From 1996 to 1997, she was the Executive Vice President and General Merchandise Manager of House of Fabrics, Inc., which operates sewing and craft stores throughout the United States. From 1995 to 1996, she was the Vice President of Merchandising for Sport Chalet Inc., a sporting goods retailer. From 1976 to 1993, Ms. Robbins served in capacities of ever increasing responsibility at Carter Hawley Hale, culminating in her appointment as Senior Vice President and General Merchandising Manager.

Mr. Roberts has served as a director of the Company since November 1999. Mr. Roberts is President of F. M. Roberts & Company, Inc., an investment-banking firm he established in 1980. Mr. Roberts has over 30 years of investment banking experience including executive corporate finance positions with Lehman Brothers, Loeb, Rhoades & Co., E.F. Hutton & Co. and Cantor, Fitzgerald & Co., Inc. Mr. Roberts served as 1993 Chairman of the Board of Governors of the National Association of Securities Dealers (“NASD”), which at that time owned and operated the Nasdaq Stock Market. From 1994 to 1996, he was a member of the Nasdaq Board of Directors and its Executive Committee. Mr. Roberts also serves as a director of Too, Inc, a specialty retailer of branded apparel and lifestyle products for girls and PCA International, Inc., the largest North American operator of portrait studios focused on serving the discount retail market.

Mr. Willardson was re-elected as a director of the Company in April 1996. He also served as a director of the Company from March 1991 to February 1996. Since March 2002, Mr. Willardson has been an independent financial consultant. From June 1998 to March 2002, Mr. Willardson was the Senior Vice President, Finance and Treasurer of Leap Wireless International, Inc., a wireless communications carrier. From August 1997 to June 1998, he served as a Vice President and Associate Managing Director of Bechtel Enterprises Inc., a wholly owned investment and development subsidiary of Bechtel Group, Inc. He served as a manager of that company from July 1995 until August 1997. From January 1986 to July 1995, Mr. Willardson served as a principal at The Fremont Group, an investment company.

Board Meetings and Committees

The Board of Directors of the Company held a total of four regular meetings and one telephonic meeting during the fiscal year ended February 1, 2003. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee.

The Audit Committee of the Board of Directors consists of Messrs. Willardson, Coulombe and Gurr and held four meetings during the last fiscal year. The Audit Committee exercises the sole responsibility for appointing, compensating, overseeing the work of, and terminating the services of the independent auditors for the purpose of preparing or issuing an audit report or related work and pre-approving audit and non-audit services provided to the Company by the independent auditors in accordance with the applicable requirements of the SEC and the Public Company Accounting Oversight Board. The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company.

The Compensation Committee of the Board of Directors consists of Ms. Robbins and Messrs. Roberts and Feld and held three regular meetings and two telephonic meetings during the last fiscal year. The Compensation Committee establishes the Company’s executive compensation policy, determines the salary and bonuses of the Company’s executive officers and approves stock option grants for executive officers.

The Nominating Committee of the Board of Directors consists of Messrs. Gurr, Feld and Willardson. The Nominating Committee did not hold any meetings during the last fiscal year. The Nominating Committee has responsibility for identifying and recommending to the board any candidates for addition to the Company’s Board of Directors or committees. The Nominating Committee will consider nominees recommended by management and shareholders. Such recommendations may be delivered in writing to the attention of the Nominating Committee in care of the Secretary at the Company’s principal executive offices.

No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which that director served.

Audit Committee Report

The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company’s consolidated financial statements, its system of internal controls and the independence and performance of its independent auditors. The Audit Committee exercises the sole responsibility for appointing, compensating, overseeing the work of, and terminating the services of the independent auditors for the purpose of preparing or issuing an audit report or related work and pre-approving audit and non-audit services provided to the Company by the independent auditors in accordance with the applicable requirements of the SEC and the Public Company Accounting Oversight Board. The Committee is composed of three non-employee directors and operates under a written charter adopted and approved by the Board of Directors. Each Committee member is independent as defined by NASD listing standards.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including with respect to auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

In this context, we held four meetings during the fiscal year ended February 1, 2003. The meetings were designed, among other things, to facilitate and encourage communication among the Committee, management and the Company’s independent auditors, Deloitte & Touche LLP. We discussed with the Company’s independent auditors the overall scope and plans for their audit. We met with the independent auditors, with and without management present, to discuss the results of their examination and their evaluations of the Company’s internal controls.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended February 1, 2003 with management and Deloitte & Touche LLP.

We also discussed with the independent auditors matters required to be discussed with audit committees under auditing standards generally accepted in the United States of America, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

The Company’s independent auditors also provided to us the written disclosures and the letter required by Independence Standards Board Standards No. 1 (Independence Discussions with Audit Committees), and we discussed with the independent auditors their independence from the Company. When considering Deloitte & Touche’s independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the amount of fees paid to Deloitte & Touche for audit and non-audit services.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended February 1, 2003 be included in the Company’s Annual Report on Form 10-K. We have also selected Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending January 31, 2004.

The Audit Committee

Thomas D. Willardson, Chairman

Joseph H. Coulombe

Danny W. Gurr

Director Compensation

Cash Compensation

In fiscal year 2002, each of the Company’s non-employee directors was compensated at the rate of $12,000 per annum for service on the Board of Directors and committees thereof. In addition, each non-employee director received a fee of $750 for each in-person board meeting attended. Directors were reimbursed for reasonable expenses incurred in connection with attendance at meetings of the Board of Directors and its committees. The Chairmen of the Compensation and Audit Committees received additional annual compensation of $5,000, for their services as chairs of those committees. Effective February 2003, directors will be compensated at a rate of $24,000 per year. The Chairmen of the Compensation, Nominating and Audit Committees will receive additional annual compensation of $5,000, for their services as chairs of those committees. In addition, Board members will be paid $2,000 for attendance at each Board meeting, $1,000 for attendance at a committee meeting and $250 for each meeting attended by telephone.

1996 Director Option Plan

The Company’s 1996 Director Option Plan (the “Director Plan”) was adopted by the Board of Directors and approved by the Company’s shareholders in March 1996. Under the Director Plan, the Company has reserved 403,675 shares of Common Stock for issuance to the non-employee directors of the Company. The Director Plan will be in effect for a term of ten years unless sooner terminated. Under the Director Plan, each Director is awarded stock options at the sole discretion of the Company’s Board of Directors.

On July 22, 2002, Messrs. Coulombe, Feld, Gurr, Roberts and Willardson and Ms. Robbins each received grants under the Director Plan of options to purchase 6,000 shares of Common Stock at an exercise price of $21.80. These option grants are subject to four-year vesting and will be fully vested in July 2006.

On February 26, 2003, Messrs. Coulombe, Feld, Gurr, Roberts and Willardson and Ms. Robbins each received grants under the Director Plan of options to purchase 8,000 shares of Common Stock at an exercise price of $22.96. These option grants are subject to four-year vesting and will be fully vested in February 2007.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP, independent auditors, to audit the financial statements of the Company for the current fiscal year ending January 31, 2004 and recommends that the shareholders ratify this selection. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Representatives of Deloitte & Touche LLP are expected to be available at the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Required Vote

The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors requires the affirmative vote of the holders of a majority of the shares of the Company’s Common Stock represented in person or by proxy and entitled to vote on the proposal, which shares voting affirmatively must also constitute a majority of the required quorum. See “Voting and Solicitation” above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT AUDITORS.

INDEPENDENT ACCOUNTANT FEES

The aggregate professional fees billed for Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “Deloitte”) for services rendered for the fiscal year ended February 1, 2003 were as follows:

Audit Fees	$281,000
Financial Information Systems Design and Implementation Fees	—
All Other Fees	$79,000

The Audit Committee has considered whether the fiscal 2002 non-audit services provided by Deloitte are compatible with maintaining auditor independence.

EXECUTIVE COMPENSATION AND OTHER MATTERS

The table below sets forth information for the three most recently completed fiscal years concerning the compensation of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company in the fiscal year ended February 1, 2003:

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)	Restricted Stock Award ($)	Securities Underlying Options (#)	All Other Compensation ($)
Murray H. Dashe	2002	$513,462		$486,762	$—	75,000	$183,203	(3)
Chairman, Chief Executive Officer	2001	464,989		113,295	—	168,031	—
and President	2000	465,004	(1)	247,824	—	72,313	—

Gary D. Weatherford	2002	248,798		118,029	—	15,000	—
Executive Vice President,	2001	209,435		31,666	—	49,125	—
Operations	2000	192,731		59,429	—	19,650	—

Stephen L. Higgins	2002	264,423		106,615	—	10,000	25,000	(4)
Senior Vice President,	2001	239,799		25,515	—	30,000	80,274	(3)
Merchandising	2000	208,654		57,150	—	8,000	72,685	(3)

John J. Luttrell (2)	2002	218,077		100,751	—	35,000	—
Senior Vice President and	2001	189,195		45,805	—	42,500	—
Chief Financial Officer	2000	102,909		22,677	—	15,000	10,217	(3)

Judith A. Soares	2002	202,615		64,917	—	10,000	—
Senior Vice President,	2001	177,118		57,500	—	25,000	—
Cost Plus Management Services, Inc.	2000	173,373		35,373	—	8,000	—

(1)	Includes $23,654 of salary earned in fiscal 1999 but paid in fiscal 2000.
(2)	Mr. Luttrell joined the Company in May 2000 as Vice President, Controller and was promoted to Chief Financial Officer in August 2001.
(3)	Amount reimbursed for relocation expenses.
(4)	Amount of debt forgiven by the Compensation Committee of the Board of Directors. See “Certain Relationships and Related Transactions.”

The table below provides the specified information concerning grants of options to purchase the Company’s Common Stock made during the fiscal year ended February 1, 2003 to the persons named in the Summary Compensation Table.

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term (3)
Name	Number of Securities Underlying Option Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year (1)	Exercise Price ($ /Share) (2)	Expiration Date	5% ($)	10% ($)
Murray H. Dashe	75,000	13.88%	$24.31	2/26/2012	$1,146,632	$2,905,791

Gary D. Weatherford	15,000	2.78	24.31	2/26/2012	229,326	581,158

Stephen L. Higgins	10,000	1.85	24.31	2/26/2012	152,884	387,439

John J. Luttrell	10,000	1.85	24.31	2/26/2012	152,884	387,439
	25,000	4.63	29.16	11/12/2012	510,182	1,244,189

Judith A. Soares	10,000	1.85	24.31	2/26/2012	152,884	387,439

(1)	The Company granted options to employees and directors to purchase a total of 540,500 of Common Stock during the fiscal year ended February 1, 2003.
(2)	All options were granted pursuant to the 1995 Stock Option Plan at the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors. The options have a term of ten (10) years and vest as to one-fourth (1/4) of the shares subject to the option each year on the anniversary of the grant date such that the option shall be fully vested four (4) years from the grant date.
(3)	Potential realizable value is net of exercise price, but before taxes associated with exercise. The amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders’ continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved and do not reflect the Company’s estimate of future stock price growth.

The table below provides the specified information concerning the exercise of options to purchase the Company’s Common Stock in the fiscal year ended February 1, 2003 and the unexercised options held as of February 1, 2003 by the persons named in the Summary Compensation Table.

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values

	Shares Acquired on Exercise(#)	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised in the Money Options at Fiscal Year-End ($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Murray H. Dashe	30,333	$438,649	147,744	186,667	$158,129	$300,752
Gary D. Weatherford	15,302	303,044	62,527	46,750	205,874	96,300
Stephen L. Higgins	—	—	33,916	39,084	32,095	77,705
John J. Luttrell	13,750	125,270	—	75,000	—	66,750
Judith A. Soares	7,626	158,619	13,581	33,586	85,402	68,414

(1)	Calculated by determining the difference between the fair market value of the Company’s Common Stock on the date of exercise or at February 1, 2003 ($23.60), as applicable, and the exercise price of such options, multiplied by the number of shares.

Employment and Related Agreements; Change in Control Arrangements

The Company entered into a three-year employment agreement with Murray H. Dashe, the Company’s Chairman, Chief Executive Officer and President, on July 3, 2002. The term of the agreement automatically extends, after its initial three-year term, for additional one-year periods unless either the Company or Mr. Dashe gives advance notice of termination. Mr. Dashe’s agreement provides for an initial base salary of $525,000 per year and an annual performance bonus of up to 60% of his base salary upon achievement of financial and other goals as determined by the Compensation Committee. Mr. Dashe’s base salary will be reviewed at least annually and may be increased in the discretion of the Board of Directors in a manner consistent with past practices. Additionally, Mr. Dashe is eligible for an annual bonus above the target percentage upon exceptional achievement in exceeding goals established by the Board or Compensation Committee. The Board or Compensation Committee may also increase the target bonus in any subsequent year in their discretion. The Company also agreed to reimburse Mr. Dashe for certain relocation expenses, as reflected in the Summary Compensation Table.

In the event that Mr. Dashe’s employment is terminated involuntarily by the Company and not for cause or as a result of his death or disability during the term of his employment (including any one-year extensions) or as a result of a failure of the Company to extend his employment for any successive one-year period after the initial three-year term, he is entitled to receive payment of his then current base salary for two additional years as well as a lump-sum payment of 100% of his target bonus for the year of termination (pro rata to the date of termination if it occurs as a result of death or disability). In addition, any unvested stock options held by him will be accelerated and vested in full as of the date of an involuntary termination other than for cause. He will also be entitled to continued participation in the Company’s welfare plans at no additional after-tax cost for 24 months following the termination to the extent he is otherwise eligible (and subject to approval of the Company’s insurance carrier).

In the event that Mr. Dashe voluntarily terminates his employment with the Company during the initial three-year employment term or it is terminated for cause he will receive no additional benefits unless the termination occurs during the second 12-month period following a change of control of the Company. In that case, or in the event that he voluntarily terminates his employment at any time after the initial three-year employment term (except during the first 12-month period after a change of control of the Company), he will receive 50% of his then current base salary for each of the next three years until he accepts employment with another employer (except in certain permitted cases), as well as a lump sum payment of 100% of his target bonus for the year of termination. In addition, any unvested stock options held by him will be accelerated and vested in full as of the date of termination. He will also be entitled to continued participation in the Company’s welfare plans at no additional after-tax cost for 36 months following the termination to the extent he is otherwise eligible (and subject to approval of the Company’s insurance carrier).

The terms “cause,” “involuntary termination,” “change of control” and “disability” as used in the above description are each defined terms in Mr. Dashe’s agreement.

In the event that the severance payments and other benefits provided for in the agreement or otherwise payable to Mr. Dashe constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 and will be subject to the excise tax imposed by Section 4999 of the Code, then Mr. Dashe shall be paid the amount of the excise tax as well as an additional amount sufficient to pay his federal and state income taxes arising from all such payments.

The Company has entered into retention agreements with the following executive officers: Joan S. Fujii, Stephen L. Higgins, Gary D. Weatherford, John J. Luttrell, Judith A. Soares and Michael J. Allen. These agreements provide for payments to them in certain circumstances upon their involuntary termination, including termination following a change of control (as such terms are defined below). Each of Ms. Fujii’s and Mr. Luttrell’s agreement provides for nine months of severance pay in the event such employee is involuntarily terminated prior to June 15, 2004, and 12 months of severance pay if such employee is involuntarily terminated after a change of control prior to June 15, 2004. Each of Ms. Soares’, and Messrs. Higgins’s and Allen’s agreement provides for six months of severance pay in the event such employee is involuntarily terminated prior to June 15, 2004, and nine months of severance pay if such employee is involuntarily terminated after a change of control prior to June 15, 2004. Mr. Weatherford’s agreement provides for 12 months of severance pay in the event he is involuntarily terminated prior to June 15, 2004, and 18 months of severance pay in the event he is involuntarily terminated after a change of control prior to June 15, 2004.

The agreements discussed in the preceding paragraph define an “involuntary termination” as either the termination by the Company of the executive’s employment with the Company, other than for cause, or a material reduction in either the executive’s salary or the executive’s employee benefits. A “change of control” is defined as: (i) the acquisition by any person of securities representing 50% or more of the voting power of the Company’s outstanding securities; (ii) a change in the composition of the Board of Directors within a two-year period resulting in a minority of incumbent directors; (iii) a merger or consolidation in which the Company’s shareholders immediately prior to the transaction hold less than 50% of the voting power of the surviving entity immediately after the transaction; (iv) the sale or disposition of all or substantially all of the Company’s assets; or (v) the complete liquidation or dissolution of the Company.

The Company’s 1995 Stock Option Plan provides that in the event of a change of control of the Company, as that term is defined in the 1995 Stock Option Plan, outstanding stock options will become fully vested and will either be exchanged for the same per share consideration other shareholders receive in the sale, less the option exercise price, or become exercisable thereafter for such consideration.

Certain Relationships and Related Transactions

To provide housing relocation assistance for Murray H. Dashe, Chairman, Chief Executive Officer and President, the Company loaned Mr. Dashe $992,244.11 on April 2, 2002. The loan was due and payable on the earlier to occur of (i) March 25, 2005, or (ii) the third business day after the sale by Mr. Dashe of each of his prior residences. The loan accrued interest at the applicable federal rate under Internal Revenue Code Section 1274 for short-term debts compounded annually in effect as of the date of the agreement. This loan was paid in full on June 24, 2002.

To provide housing relocation assistance for Stephen L. Higgins, Senior Vice President, Merchandising, the Company loaned Mr. Higgins $175,000 on April 28, 2000. The loan was due and payable on the earlier to occur of (i) the third anniversary of the Agreement or, (ii) the third business day after the sale by Mr. Higgins of his prior residence. The loan accrued interest at 6.75% per annum. On February 26, 2002, the Compensation Committee of the Board of Directors approved loan forgiveness in an amount of $25,000 in connection with the repayment of the loan by Mr. Higgins. The remaining loan balance was paid in full on April 4, 2003.

REPORT OF THE COMPENSATION COMMITTEE

The Company’s Executive Compensation program is administered by the Compensation Committee composed of three non-employee directors: Barry J. Feld, Kim D. Robbins and Fredric M. Roberts. Mr. Roberts serves as Chairman of the Compensation Committee.

Compensation Philosophy

The objectives of the executive compensation program are:

•	to align compensation with Company performance in meeting both short-term and long-term business objectives and with the interests of the Company’s shareholders,

•	to enable the Company to attract, retain and reward leaders who are key to the continued successful growth of the Company, and

•	to reward high levels of performance, with pay-at-risk increasing at higher levels of the organization.

Compensation Program

The Committee annually reviews the compensation of its executive officers on the basis of each executive’s responsibility, position and level of experience in conjunction with a competitive peer company salary survey. The Company’s total direct compensation program consists of base salary, annual cash incentive opportunity (the “Cash Plus Incentive Plan”) and long-term equity-based incentive opportunity. The base salary structure is targeted at median competitive levels.

•	The Cash Plus Incentive Plan rewards the achievement of short-term operational goals based on the Company’s achievement of targets established prior to the fiscal year for earnings before interest, taxes, depreciation and amortization (EBITDA), and other financial goals. The Committee believes that target bonus awards, in combination with base salaries, provide total cash compensation opportunity at median competitive levels. If actual performance exceeds target levels, total cash compensation would be above median competitive levels. If actual performance does not meet target levels, total cash compensation would fall below median competitive levels.

•	Long-term incentive opportunity is delivered through annual basic grants under the Company’s 1995 Option Plan at what the Committee believes are median competitive levels.

Compensation of Chief Executive Officer

The Committee generally uses the factors and criteria described above in establishing the compensation of the Chief Executive Officer. Mr. Dashe’s base salary was raised to $525,000 per annum effective April 1, 2002. Mr. Dashe is also provided an incentive bonus, which was satisfied through his participation in the Company’s Cash Plus Incentive Plan. Mr. Dashe’s incentive award payment for the fiscal year ended February 1, 2003 was based on the EBITDA target and other performance targets established prior to the fiscal year. Mr. Dashe’s incentive award payment for the fiscal year ended February 1, 2003 was $486,762.

Mr. Dashe was also awarded stock option grants for the purchase of an aggregate of 75,000 shares of Common Stock during the last fiscal year.

It is the opinion of the Committee that the aforementioned compensation policies and structures provide the necessary discipline to properly align the Company’s corporate economic performance and the interest of the Company’s shareholders with progressive, balanced and competitive executive total compensation practices in an equitable manner.

The Compensation Committee

Fredric M. Roberts, Chairman

Barry J. Feld

Kim D. Robbins

Compensation Committee Interlocks and Insider Participation

Neither Barry J. Feld, Kim D. Robbins nor Fredric M. Roberts, the members of the Company’s Compensation Committee, is an executive officer of any entity for which any executive officer of the Company serves as a director or a member of the Compensation Committee.

PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total return for the Company’s Common Stock, the Nasdaq National Market—U.S. Index and the Nasdaq CRSP Retail Group Index from January 31, 1998 through the fiscal year ended February 1, 2003. In preparing the graph it was assumed that: (i) $100 was invested on January 31, 1998 in the Company’s Common Stock at $11.00 per share (adjusted for stock splits), the Nasdaq National Market—U.S. Index and the Nasdaq CRSP Retail Group Index; and (ii) all dividends were reinvested.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the preceding Report of the Compensation Committee and the following Performance Graph shall not be incorporated by reference into any such filings; nor shall such Compensation Committee Report or Performance Graph be incorporated by reference into any future filings.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG COST PLUS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE NASDAQ RETAIL TRADE INDEX

*	$100 invested on January 31, 1998 in stock or index-including reinvestment of dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth as of March 31, 2003 (except as otherwise indicated) certain information with respect to the beneficial ownership of the Company’s Common Stock by: (i) each person known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each executive officer named in the Summary Compensation Table; and (iv) all directors and executive officers as a group.

Name and Address(1)	Shares Beneficially Owned	Percentage(2)
Delaware Management Holdings, Inc. (3)	2,255,913	10.6%
One Commerce Square
2005 Market Street
Philadelphia, PA 19103
The TCW Group, Inc. (4)	1,099,715	5.1%
865 South Figueroa Street
Los Angeles, CA 90017
Murray H. Dashe (5)	188,161	*
John J. Luttrell (5)	7,500	*
Stephen L. Higgins (5)	40,659	*
Judith Soares (5)	17,750	*
Gary D. Weatherford (5)	71,599	*
Joseph H. Coulombe (6)	26,648	*
Barry J. Feld (5)	10,500	*
Danny W. Gurr (7)	38,641	*
Kim D. Robbins (5)	19,688	*
Fredric M. Roberts (5)	19,688	*
Thomas D. Willardson (5)	4,162	*
All current directors and executive officers as a group (20 persons) (5)	722,605	3.4%

*	Less than 1%
(1)	Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown.
(2)	Percentage ownership is based on 21,362,983 shares of Common Stock outstanding as of March 31, 2003 plus any shares issuable pursuant to the options held by the person or group in question that may be exercised within 60 days of March 31, 2003.
(3)	Information is as of April 9, 2003, and is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission by Delaware Management Holdings, Inc. and Delaware Management Business Trust, both of which report to have beneficial ownership of the shares.
(4)	Information is as of February 3, 2003, and is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission by The TCW Group, Inc.
(5)	Includes shares issuable upon exercise of stock options exercisable within 60 days of March 31, 2003, as follows: Mr. Dashe, 181,161; Mr. Feld, 10,500; Mr. Higgins, 40,250; Mr. Luttrell, 7,500; Ms. Robbins, 19,688; Mr. Roberts, 19,688; Ms. Soares, 17,750; Mr. Weatherford, 70,777; Mr. Willardson, 4,162; and all directors and executive officers as a group (20 persons), 709,000.
(6)	Includes 2,300 shares held by the Coulombe Family Trust. Also includes 24,348 shares issuable upon exercise of stock options exercisable within 60 days of March 31, 2003.
(7)	Includes 4,200 shares registered in the name of Mr. Gurr’s spouse, Vivian Southwell. Also includes 32,776 shares issuable upon exercise of stock options exercisable within 60 days of March 31, 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended February 1, 2003, all officers, directors and greater than ten percent shareholders complied with all Section 16(a) filing requirements except that one Form 4 required to be filed by Judith Soares and one Form 4 required to be filed by Gary Weatherford, each covering one transaction were filed late.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS—2004 ANNUAL MEETING

Shareholders of the Company are entitled to present proposals for consideration at forthcoming shareholder meetings provided that they comply with the proxy rules promulgated by the Securities and Exchange Commission and the Bylaws of the Company. Shareholders wishing to present a proposal at the Company’s 2004 Annual Shareholder Meeting must submit such proposal to the Company by January 21, 2004 if they wish to include it in the proxy statement and form of proxy relating to that meeting. In addition, under the Company’s Bylaws, a shareholder wishing to make a proposal at the 2004 Annual Shareholder Meeting must submit such proposal to the Company prior to April 6, 2004.

OTHER MATTERS

The Company knows of no other matters to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares they represent as the Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Murray H. Dashe

Chairman of the Board,

Chief Executive Officer

and President

Dated: May 20, 2003

DETACH HERE

PROXY	COST PLUS, INC.	PROXY

PROXY FOR 2003 ANNUAL MEETING OF SHAREHOLDERS

This Proxy is Solicited by the Board of Directors

The undersigned shareholder(s) of Cost Plus, Inc., a California corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated May 20, 2003, and hereby appoints MURRAY H. DASHE and JOHN J. LUTTRELL and each of them, Proxies and Attorneys-in-Fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2003 Annual Meeting of Shareholders of Cost Plus, Inc. to be held on June 19, 2003 at 2:00 p.m., local time, at the Company’s corporate headquarters located at 200 4th Street, Oakland, California 94607 and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present on any of the matters on the reverse side and with discretionary authority as to any and all other matters that may properly come before the meeting.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

DETACH HERE

☒ Please mark votes as in this example.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE PERSONS AND PROPOSALS SET FORTH BELOW AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXY HOLDERS DEEM ADVISABLE.

1.	Election of Directors to serve one-year terms. Nominees: Murray H. Dashe, Joseph H. Coulombe, Barry J. Feld, Danny W. Gurr, Kim D. Robbins, Fredric M. Roberts, Thomas D. Willardson

FOR ALL ☐ NOMINEES	WITHHELD FROM ALL ☐ NOMINEES	MARK HERE IF YOU ☐ PLAN TO ATTEND THE MEETING

☐		MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW ☐

(Instruction: To withhold authority to vote for any individual nominee write that nominee’s name in the space above.)

To ratify and approve the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending January 31, 2004.	☐ FOR	☐ AGAINST	☐ ABSTAIN

TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN and DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE.

(This proxy should be marked, dated and signed by each shareholder exactly as such shareholder’s name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. If shares are held by joint tenants or as community property, both holders should sign.)

Signature:	Date:

Signature:	Date: